Exhibit 10.10

FORM OF EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), with an effective date of November 1, 2005, is by and between IDT Spectrum, Inc., a Delaware corporation, with an address at 520 Broad Street, Newark, N.J. 07102 (the “Company”), and Peter Atwal, whose address is 2369 Alaqua Drive, Longwood, FLA 32779 (the “Employee”).

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the employment of the Employee (the “Employment”) in accordance with the terms and conditions provided herein; and

WHEREAS, the Employee agrees to be employed by the Company and to perform services for the Company in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by and perform services for the Company, on the terms and conditions set forth herein.

2. Term. This Agreement is for a three (3) year period (the “Term”) which commenced on April 11, 2005, (the “Start Date”).

3. Position. During the Term, the Employee shall serve as President of Network Engineering and Operations of the Company, performing those duties, including all activities incidental thereto, customarily associated with the Employee’s title and job description in businesses with operations similar to that of Company, and such other duties which are consistent with the Employee’s title as may be assigned to him by the Chief Executive Officer or Board of Directors of the Company, or their designees.

4. Duties and Reporting Relationship. During the Term, the Employee shall devote 100% of his normal business time and, on a full time basis, use his skills and render services to the best of his abilities in a diligent, trustworthy, business-like and efficient manner on behalf of the Company. The Employee shall report directly to the Chief Executive Officer of the Company or the Chief Executive Officer’s designee. The Employee shall be responsible for all duties as required by the Position and as reasonably requested by the Company, and in accordance with this Agreement.

5. Place of Performance. The Employee shall be expected to render services at such times (including full business hours and, if required, evenings, weekends and holidays) at the Employee’s office in Orlando, Florida, provided that the Employee shall be required to spend a significant amount at the Company’s headquarters in Newark, New Jersey, and further provided, that it is understood that the Employee may be required from time to time to engage in short term travel on Company business to such locations as the Company may from time to time designate.

6. Compensation and Related Matters.

(a) Base Salary and Annual Bonus. During the Term, the Company shall pay to the Employee, commencing as of the Start Date, a base salary (the “Base Salary”) at an annual rate of not less than two hundred thousand Dollars ($200,000) per year, less applicable taxes and customary withholdings, such Base Salary to be paid in conformity with the Company’s payroll policies relating to its employees, but in any event not less frequently than monthly. In addition, during the Term, the Employee shall be eligible to receive an annual bonus of up to one hundred fifty thousand Dollars ($150,000), which shall be payable on an annual basis, at the end of each fiscal year, if the Employee is still employed by the Company at the end of such fiscal year. Furthermore, and subject to any additional obligations of the Company pursuant to Section 8 of this Agreement, if the Employee works for a portion of such fiscal year, then the bonus shall be payable on a pro rata basis only. The Company’s obligation for payment of compensation hereunder shall be subject to all present and future laws, rules, regulations and orders affecting such obligation. No withholding, deduction, reduction or limitation of payments hereunder by reason of any such law, rule, regulation or order shall be deemed a breach of this Agreement or relieve the Employee from the Employee’s obligations hereunder or give the Employee any right to terminate this Agreement. If the Company is unable to make full payments hereunder because of any wage control law or regulation, the Company shall pay the Employee any portion of such payment (which is not paid when due) at such time when such law or regulation no longer prohibits such payment (unless such law or regulation prohibits such retroactive payments).

(b) Stock Incentive Compensation. The Company agrees to grant the Employee a number of shares of the Company’s restricted Class B Common Stock equal to one percent (1%) of the Company’s currently issued and outstanding shares of capital stock (after adjustment for a forthcoming recapitalization), subject to the terms of the Company’s Stock Option and Incentive Plan (the “Plan”). Provided that the Employee shall remain employed by the Company on such dates, the restrictions on such shares shall lapse in equal installments as to one-third of the shares included in such grant, as follows: (i) one hundred eighty (180) days following consummation of an initial public offering of the Company with a pre-money valuation of not less than one hundred fifty million Dollars ($150,000,000), following which the Company’s Class B Common Stock is listed on a national securities exchange or quoted on the Nasdaq Stock Market (a “Qualified IPO”); (ii) on the first anniversary of the closing of such initial public offering; and (iii) on the second anniversary of the closing of such initial public offering. The restricted shares whose restrictions lapse pursuant to clause (i) of this Section 6(b) shall be referred to as the “First Tranche Shares.” Notwithstanding the above, in the event that a Qualified IPO is consummated during the Term, then the above restrictions, if still in effect, shall immediately lapse upon expiration of the Term (but not upon termination of this Agreement under circumstances other than expiration of the term, except as provided below). The grant of shares pursuant to this clause (b) shall be the same grant, and shall satisfy in full the Company’s obligations in respect of, the grant of restricted shares of the Company referred to in the second paragraph of that certain letter (the “Letter”), dated April 8, 2005, from IDT Corporation to the Employee regarding the terms of the Employee’s employment by the Company, which grant was to take place after acceptance of the Letter by the Employee.

(c) Employee Benefits. The Employee will be eligible to participate in the Company’s medical, dental, life and disability insurance programs on the first day of the month following the initial ninety (90) days after the commencement of his employment with the Company. The Employee will be eligible to participate in the Company’s 401(k) plan, subject to the terms of such plan, on the first day of the quarter which begins after the Start Date. The Employee will be entitled to four (4) weeks paid vacation per fifty-two (52)-week period.

(d) Business Expenses. The Company shall reimburse the Employee for all reasonable ordinary and necessary business expenses incurred by the Employee in connection with his Employment, in accordance with the Company’s policy (which shall be the same as those of IDT Corporation, subject to such changes due to usage of external resources and differing vendors or providers) in effect from time to time. For purposes of such policies, the Employee shall be treated in the same manner as individuals at IDT Corporation in positions comparable to that of the Employee.

7. Non-Disclosure Agreement.

The Employee agrees that by signing the current Agreement, he in no way alters his responsibilities and liabilities under the Company’s standard Non-Disclosure/Non-Competition Agreement, which he has previously signed. Notwithstanding anything to the contrary contained herein, the remedies provided for in the Non-Disclosure/Non-Competition Agreement are separate and distinct from those provided for in this Agreement and in no event shall such remedies be superseded by any provision contained herein.

8. Termination of Employment and Related Obligations of the Company.

(a) The Employee’s Employment hereunder may terminate under the following circumstances and the Company shall have the obligations as set forth below in connection with such respective circumstances:

(i) Death. The Employee’s Employment hereunder shall terminate upon his death, and his estate shall receive any accrued or vested compensation including, stock, salary, and bonus(es) and shall be reimbursed for business expenses incurred by the Employee in accordance with the terms of this Agreement.

(ii) Cause. The Company may terminate the Employee’s Employment hereunder for “Cause”. For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s Employment hereunder (x) upon the Employee’s indictment or conviction for the commission of an act or acts constituting a felony under the laws of the United States, Canada, Israel, or any State or subdivision thereof, (y) upon the Employee’s commission of fraud, embezzlement, gross negligence or gross malfeasance, or (z) upon the Employee’s repeated failure, after having been provided with written notice of such failure and an opportunity of not less than thirty (30) days to cure such failure, to substantially perform his material duties hereunder. If the Company terminates the Employee’s Employment for Cause, the Employee shall not be entitled to any severance payments (whether provided for under Company policies, agreement between the Company and Employee or otherwise), and the Employee shall relinquish any and all rights to any amounts payable and to any benefits otherwise provided for herein, other than any accrued or vested compensation including, stock, salary, and bonus(es) and reimbursement for business expenses incurred by the Employee in accordance with the terms of this Agreement.

(iii) Disability. The Employee’s employment under this Agreement may be terminated by the Company if during the Term of this Agreement the Employee becomes Disabled. As used herein, the term “Disabled” shall mean that, despite reasonable accommodation on the part of the Company, the Employee is unable to perform the essential duties of his Position with the Company for a period of sixty (60) consecutive days or ninety (90) days in any six (6) month period. If, during the Term of this Agreement, the Employee’s employment is terminated by reason of the Employee becoming Disabled, the Company shall pay to the Employee (or his estate as applicable) any accrued or vested compensation including stock, salary, and bonuses, and shall be reimbursed for business expenses incurred by the Employee in accordance with the terms of this Agreement.

(iv) Without Cause. The Company may terminate the Employee’s employment hereunder without Cause. If the Company terminates the Employee’s employment without Cause, the Company shall pay to the Employee a lump sum payment equal to the total cash compensation, including both Base Salary and Bonus(es), the Employee would have been entitled to receive had the Employee continued to be employed for the Term of the Agreement In addition to the lump sum payment described above, any restrictions on any incentive compensation previously granted to the Employee shall lapse effective as of the termination of the Employee’s employment.

(v) With Good Reason. The Employee’s employment may be terminated by the Employee for “Good Reason.” For purposes of this Agreement, Good Reason shall mean any of the following:

a)	a material breach of the Company’s obligations under this Agreement, which breach has not been cured within thirty (30) days after the Company’s receipt of written notice from the Employee of such breach;

b)	a reduction in the Employee’s annual Base Salary to less than of two hundred thousand Dollars ($200,000);

c)	the relocation of the Employee’s principal office at the express request of the Company or the relocation of the Company’s headquarters away from the Eastern United States;

d)	the Company’s failure to continue in effect a compensation or benefit plan in which the Employee is participating, unless: (x) the Company offers a reasonably acceptable alternative to the plan, or (y) replacing the plan will cost the Employee less than three thousand five hundred Dollars $3,500.00 per annum; or

e)	a significant reduction in the Employee’s title, or any material change in the Employee’s status, or the assignment to the Employee of any duties materially inconsistent with the Employee’s position; or any other action by the Company which results in a substantial diminution of the Employee’s position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company no later than thirty (30) days after written notice to the Company by the Employee.

If the Employee terminates his employment with Good Reason, the Company shall pay to the Employee a lump sum payment equal to the total cash compensation, including both Base Salary and Bonus(es), the Employee would have been entitled to receive had the Employee continued to be employed for the Term of the Agreement. In addition to the lump sum payment described above, any restrictions on any incentive compensation previously granted to the Employee shall lapse effective as of the termination of the Employee’s employment.

(vi) Termination by the Employee without Good Reason. The Employee may terminate his employment under this Agreement without Good Reason by written notice to the Board of Directors at least thirty (30) days prior to such termination. If the Employee terminates his employment without Good Reason, the Employee shall not be entitled to any severance payments (whether provided for under Company policies, agreement between the Company and Employee or otherwise), and the Employee shall relinquish any and all rights to any amounts payable and to any benefits otherwise provided for herein, other than any accrued or vested compensation including, salary, and bonus(es) and reimbursement for business expenses incurred by the Employee in accordance with the terms of this Agreement. Moreover, if the Employee terminates his employment with the Company without Good Reason, he shall forfeit his entitlement to any unvested stock options, as provided under the applicable grant instrument.

(b) Certain Equity. In the event of the termination hereof for any reason other than a termination by the Employee without Good Reason, if such termination shall be effective following consummation of a Qualified IPO, the restrictions with respect to the First Tranche Shares shall immediately lapse upon such termination.

(c) Notice of Termination. Any termination of the Employee’s Employment by the Company (other than termination upon the death of the Employee) shall be communicated by written Notice of Termination to the Employee in accordance with Section 9 hereof.

9. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

IDT Spectrum, Inc.

Attn: Chief Executive Officer

520 Broad Street

Newark, N.J. 07102

With a copy to:

IDT Spectrum, Inc.

Attn: Legal Department

520 Broad Street

Newark, N.J. 07102

If to the Employee:

Peter Atwal

2369 Alaqua Drive

Longwood, FLA 32779

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles. By executing this Agreement, the Employee consents to the personal jurisdiction of all state and federal courts and arbitration forums located in the State of New Jersey.

11. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

13. Entire Agreement. Other than the Company’s Non-Disclosure/Non-Competition Agreement and such agreements pursuant to the Plan containing the terms of the grant of restricted stock contemplated hereby, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written (including, without limitation, the Letter), by any officer, employee or representative of any party hereof; and any prior agreement (including, without limitation, the Letter) of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

14. Remedies of the Company. Upon any termination for Cause that may cause irreparable harm to the Company, the Company shall be entitled, if it so elects, to institute and prosecute proceedings to seek injunctive relief and damages, costs and expenses, including without limitation, reasonable attorneys’ fees and expenses, with respect to such termination.

15. Arbitration. Except as set forth above in Paragraphs 7 and 14, the Employee and the Company agree that any claim, controversy or dispute between the Employee and the Company (including without limitation its affiliates, officers, employees, representative or agents) arising out of or relating to this Agreement, the employment of the Employee, the cessation of employment of the Employee, or any matter relating to the foregoing shall be submitted to and settled by commercial arbitration in a forum of the American Arbitration Association (“AAA”) located in the State of New Jersey and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration: (i) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information under this Agreement must be held confidential by the Employee, (ii) the arbitrator shall have no authority to amend or modify any of the terms of this Agreement, and (iii) the arbitrator shall have ten (10) business days from the closing statements or submission of post-hearing briefs by the parties to render his or her decision. Any arbitration award shall be final and binding upon the parties, and any court, state or federal, having jurisdiction may enter a judgment on the award. The foregoing requirement to arbitrate claims, controversies, and disputes applies to all claims or demands by the Employee, including without limitation any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967 (which prohibits age discrimination in employment), Title VII of the Civil Rights Act of 1964 (which prohibits discrimination in employment based on race, color, national origin, religion, sex, or pregnancy), the Americans with Disabilities Act of 1991 (which prohibits discrimination in employment against qualified persons with a disability), the Equal Pay Act (which prohibits paying men and women unequal pay for equal work), ERISA, or any other federal, state, or local laws or regulations pertaining to the Employee’s Employment or the termination of the Employee’s Employment.

16. Representations. The Employee has been advised to obtain independent counsel to evaluate the terms, conditions and covenants herein set forth and he has been afforded ample opportunity to obtain such independent advice and evaluation. The Employee warrants to the Company that he has relied upon such independent counsel and not upon any representation (legal or otherwise), statement or advice said or offered by the Company or the Company’s counsel in connection herewith.

The Employee represents and warrants to the Company that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee’s obligations hereunder shall not, conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement, contract or other obligation to assign inventions or to keep information confidential to which the Employee is a party or by which the Employee was, is or may be bound.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IDT SPECTRUM, INC.

By:
James Courter
Director and authorized signatory

PETER ATWAL